EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360
November 4, 2009
Cincinnati, Ohio
CONTACT: Thomas H. Siemers
President and CEO
(513) 469-5352
For Immediate Release
First Franklin Corporation (FFHS) Announces
Third Quarter 2009 Results
CINCINNATI, Ohio, November 4, 2009- First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced a net loss of $911,000 ( $0.54 per basic share) for the third quarter of 2009 and a net loss of $644,000 ($0.38 per basic share) for the nine months ended September 30, 2009. This compares to a net loss of $39,000 ($0.02 per basic share) for the third quarter of 2008 and a loss of $809,000 ($0.48 per basic share) for the nine months ended September 30, 2008.
During the third quarter of 2009, the Company increased its provision for loan losses by $1.32 million and charge-offs on real estate owned increased $240,000 due to the continuing decline in real estate values. Further increases in the provision for loan losses and write-downs on real estate owned are likely as assets quality issues persist and the pace of resolving problem assets continues to be slow. At the beginning of 2009, Franklin increased its loan origination staff with approximately 15 commissioned originators. This resulted in increased compensation expense, which was exceeded by the increase in gains on the sale of loans during the current quarter and for the year.
Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the NASDAQ Global Market under the symbol “FFHS”.
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